Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-273058) on Form F-3 and the registration statements (Nos. 333-221656 and 333-240185) on Form S-8 of our report dated March 20, 2026, with respect to the consolidated financial statements of InflaRx N.V.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 20, 2026